Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-225566 of Blackstone Real Estate Income Trust, Inc. on Form S-11 of our report dated May 24, 2018, related to the combined statement of revenues and certain operating expenses of Canyon Industrial Portfolio for the year ended December 31, 2017 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to the purpose of the combined statement) appearing in the Current Report on Form 8-K/A of Blackstone Real Estate Income Trust, Inc. dated May 24, 2018.

We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York
October 25, 2018